Exhibit 17(c)

CONSENT OF GREENHILL & CO., LLC
November 22, 2024
Special Committee of the Board of Directors
Blue Owl Technology Finance Corp. II
399 Park Avenue
New York, New York 10022
Members of the Special Committee:
We hereby consent to the inclusion of our opinion letter, dated November 12, 2024, to the Special Committee of the Board of Directors of Blue Owl Technology Finance Corp. II (“OTF II”) as Annex D to, and to the references to such opinion and the quotation or summarization of such opinion contained in, the joint proxy statement/prospectus, which forms a part of Blue Owl Technology Finance Corp.’s (“OTF”) Registration Statement on Form N-14 to which this consent is filed as an exhibit, relating to the proposed mergers involving Oriole Merger Sub Inc., OTF, and OTF II.
In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very best regards,

/s/ GREENHILL & CO., LLC

GREENHILL & CO., LLC